EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 11, 2006 (except Note 1, as to which the date is January 19, 2007), in the Registration Statement on Form S-1 and related Prospectus of IsoTis, Inc. expected to be filed on or about January 26, 2007.

/s/ Ernst & Young LLP

Orange County, California
January 22, 2007